Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "CONTEMPORARY SIGNED BOOKS, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF JUNE, A.D. 2010, AT 1:31 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4834750 8100

100645975

AUTHENTICATION: 8046823

DATE: 06-10-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:04 PM 06/10/2010
FILED 01:31 PM 06/10/2010
SRV 100645975 - 4834750 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Contemporary Signed Books, Inc.
- **Second:** Its registered office in the State of Delaware is to be located at 615 South DuPont Highway Street, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is National Corporate Research, Ltd.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 10,000,000 shares (number of authorized shares) with a par value of 0.001 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Cheryll Calagulo
  Mailing Address 800 Lexington Ave., 9th Floor
  New York, NY Zip Code 10022
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 10th day of June, A.D. 20 10.

BY: [signature]
(Incorporator)

NAME: Cheryll Calagulo
(type or print)